Exhibit 99.1

Civitas Solutions, Inc. Announces Pending Retirement of Executive Chairman Edward

Murphy and Additional Board Transitions

Boston, MA, August 20, 2015 – Civitas Solutions, Inc. today announced that Executive Chairman Edward M. Murphy has elected to retire from the Company at the end of the current calendar year. Murphy’s decision completes the transition of the Company’s executive leadership that began on January 1, 2014 when Bruce F. Nardella succeeded Murphy as Chief Executive Officer. Murphy has also informed the Company’s Board of Directors that he will not seek re-election as a Director at the Company’s 2016 annual meeting of stockholders scheduled for next March.

In addition to Murphy’s retirement, Civitas also announced today three other transitions with regard to its Board.

Director Gregory T. Torres, who preceded Murphy as CEO and, later, as Chairman, is resigning from the Board effective September 30, 2015. To fill the vacancy resulting from Torres’ resignation the Board has appointed Mary Ann Tocio as a Director, effective October 1, 2015. In addition, the Board approved an increase in its size from 9 to 10 members and appointed Gregory S. Roth as a Director effective September 11, 2015. Both Roth and Tocio meet the requirements of “independent” directors as defined by the rules of the New York Stock Exchange. Roth will serve on the Audit Committee of the Board, while Tocio will serve on its Quality and Risk Management Committee.

“On behalf of our Board, management team and employees, I am deeply grateful to Ned and Greg for their long and distinguished tenures of leadership with our Company and their unwavering commitment to our mission and the individuals we support,” said Bruce F. Nardella, President and CEO of Civitas. “While we will miss their contributions, their departures aren’t unexpected and allow us—as we approach the one-year mark since our IPO—to continue to position the Company to meet the best standards of corporate governance, which include both increasing the independence and broadening the proficiency of the Board.

“We are delighted to welcome Mary Ann Tocio and Greg Roth to our Board,” said Nardella. “Mary Ann and Greg bring an impressive breadth of experience and expertise to Civitas, and both have a track record of success leading their respective companies. We look forward to their support and counsel as we work to continue to expand our services and enhance more lives in communities across the country.”

About Mary Ann Tocio

Until retiring last month, Mary Ann Tocio served since 1998 as the Chief Operating Officer of Bright Horizons Family Solutions, Inc., a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and life, and served as its President since 2000. She began her career with Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations. Before that, she served in several positions with Wellesley Medical Management, Inc., including as its Senior Vice President of Operations, where she managed more than 100 ambulatory care centers nationwide from 1983 to 1992.

Ms. Tocio has been a Director of Bright Horizons Family Solutions, Inc. since November 2001 and of Harvard Pilgrim Health Care Inc. since 2004. Since 2013, she has also served as a Director of Ella Health, Inc., a 3-D mammography and women’s health services provider; CareWell, which operates urgent care centers; and Horizons for Homeless Children, a non-profit organization serving young homeless children and their families. Earlier she also served as a Director of Mac-Gray Corp., Telecare Corporation, The George B.H. Macomber Company, and Zany Brainy, Inc. Ms. Tocio received an M.B.A. from Simmons College School of Management.

About Gregory Roth

Greg Roth joined TeamHealth, Inc., one of the nation’s largest providers of hospital-based clinical outsourcing, in November 2004. After serving as President and Chief Operating Officer, Mr. Roth was promoted in May 2008 to Chief Executive Officer. He remained in the CEO role until his retirement in September 2014.

Prior to joining TeamHealth, Roth was employed from 1995 to 2004 by HCA-Hospital Corporation of America. From 1998, he served as President of HCA, Ambulatory Surgery Division. Prior to his appointment as President, Roth served in the capacity of Senior Vice President of Operations, Western Region from May 1997 to July 1998 and the Division’s Chief Financial Officer from January 1995 to May 1997. Earlier in his career, he held various financial and operational positions in the healthcare industry.

Mr. Roth currently serves as a Director of SpecialtyCare, a leading provider of clinical services to hospitals; Press Ganey Holdings, Inc., a strategic business partner to more than 10,000 health care organizations across the country dedicated to improving the entire patient experience; and One Call Care Management, a leading provider of specialized services to the workers’ compensation industry. He previously served as a Director of Team Health Holdings, Inc.

Mr. Roth received a master’s in Health and Hospital Administration from Xavier University and a B.S. in Allied Health Professions from Ohio State University. He is a Certified Public Accountant (CPA) and a Registered Respiratory Therapist.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 35 states.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward looking statements include statements regarding board transitions. These statements are not statements of historical fact. Words such as “estimates”, “expects”, “intends”, “working towards”, “could”, “will” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the factors described in “Risk Factors” in Civitas’s Form 10-K for the fiscal year ended September 30, 2014. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Contact

Civitas Solutions, Inc.

Dwight Robson, 617-790-4800 or dwight.robson@civitas-solutions.com

Chief Public Strategy and Marketing Officer

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